SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary proxy statement.

☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐ Definitive proxy statement.

☒ Definitive additional materials.

☐ Soliciting material under Rule 14a-12.

CROWN CRAFTS, INC.

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
CHANNEL PARTNERSHIP II, L.P.
NELSON OBUS
JOSHUA H. LANDES

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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FOR IMMEDIATE RELEASE

CONTACT:
Eric Berman
Joseph Kuo
of Kekst and Company
212-521-4800

WYNNEFIELD DIRECTOR NOMINEE NELSON OBUS COMMITS TO LIMIT HIS BOARD COMPENSATION TO “DOLLAR-A-YEAR”

-- Message to Crown Crafts Board: Wynnefield Committed to Building Stockholder Value --

NEW YORK, NY, August 6, 2007 - The Wynnefield Group, the largest stockholder in Crown Crafts Inc. (NASDAQ: CRWS), owning 14.6% of the Company, announced today that Nelson Obus, one of its nominees to the Crown Crafts Board, has committed to limit his own board compensation to one dollar per year, plus travel expenses. Wynnefield has been a stockholder in Crown Crafts for more than eight years. It has nominated Frederick G. Wasserman and Nelson Obus for seats on the Company’s Board. LAST WEEK, TWO OF THE LEADING INDEPENDENT PROXY VOTING ADVISORY FIRMS RECOMMENDED THAT STOCKHOLDERS VOTE ON THE WYNNEFIELD GOLD CARD.

In a letter to Crown Crafts stockholders, Obus wrote:

“We are deeply committed to building stockholder value. We still can’t understand how the Company can rationalize denying a seat at the table to its largest stockholder on behalf of all outside stockholders.

“As a clear and concrete demonstration of my personal commitment to this effort, I will accept only $1 per year, plus travel expenses, as my compensation for service on the Crown Crafts Board of Directors.

“This contrasts markedly from Mr. Fox, who receives both directors’ fees and whose firm receives legal fees from the Company as compensation.”

The letter refers to Company director-nominee Steven Fox’s dual role as a partner at the Company’s law firm and as a member of the Board’s Compensation Committee.

Last week, even Glass Lewis, the one proxy voting advisory firm that did not endorse the Wynnefield card, wrote of Fox:

“… we question the need for the Company to engage in legal service relationships with its directors. We view such relationships as potentially creating conflicts for directors, as they may be forced to weigh their own interests in relation to shareholder interests when making board decisions. In addition, the Company’s decision regarding where to turn for the best professional services may be compromised when doing business with the law firm of one of the Company’s directors. Mr. Fox also served as a member of the compensation committee during the past fiscal year, which we believe should consist solely of independent directors” (emphasis added).

more...

The Wynnefield Group urges all Crown Crafts stockholders to vote for Wynnefield’s nominees Frederick G. Wasserman and Nelson Obus on the GOLD proxy card.

IF STOCKHOLDERS HAVE ALREADY VOTED THE WHITE PROXY CARD AND WISH TO CHANGE THEIR VOTE, THEY HAVE EVERY LEGAL RIGHT TO DO SO. ONLY THE LATEST VOTE FROM A STOCKHOLDER WILL COUNT.

Any stockholders with questions or requiring assistance in voting their GOLD proxy card should please call MacKenzie Partners at (800) 322-2885.

The Annual Meeting of Crown Crafts Stockholders will be held on August 14, 2007 at 10:00 a.m. Central Daylight Time at the Company’s executive offices, located at 916 South Burnside Avenue, Third Floor, Gonzales, Louisiana 70737.

Permission to use quotations from the Glass Lewis report in this press release was neither sought nor obtained.

ADDITIONAL INFORMATION:

Shareholders are advised to read the Wynnefield Group's definitive proxy statement, which contains important information. Shareholders may obtain a free copy of the proxy statement and other documents filed by the Wynnefield Group with the SEC at the SEC’s Internet website at www.sec.gov. The proxy statement, a proxy card, and other documents may also be obtained free of charge from the Wynnefield Group's proxy solicitor or from the Wynnefield Group by request to:

Lawrence E. Dennedy or Daniel M. Sullivan MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 Phone: (800) 322-2885	or	Nelson Obus The Wynnefield Group 450 Seventh Avenue, Suite 509 Phone: (212) 760-0134

If you have lost your proxy card from the Wynnefield Group, or did not receive one, you may obtain another proxy statement and card by contacting MacKenzie Partners, Inc. or The Wynnefield Group at the phone numbers listed above.

ABOUT THE WYNNEFIELD GROUP:
The Wynnefield Group is Crown Crafts’ largest shareholder, holding 14.6% of the company’s outstanding common stock.  Wynnefield is a long-term investor in Crown Crafts, having first invested in the company more than eight years ago. The Wynnefield Group includes several affiliates of Wynnefield Capital, Inc. (WCI), a value investor specializing in U.S. small cap situations that have company- or industry-specific catalysts.  WCI was established in 1992. Its founding partners, Nelson Obus and Joshua Landes, held senior research and institutional equity positions at Lazard Freres & Co. during the 1980s, and the initial Wynnefield investors included many of their colleagues at Lazard. The fund has grown to approximately $450 million under management. Nelson Obus currently serves on the board of directors of Layne Christensen Company (NASDAQ: LAYN), serving on its audit committee and compensation committee.
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